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                                                                    Exhibit 4.10

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of April 15, 2002, (" the Effective Date") by and between TROPICAL SPORTSWEAR INT'L CORPORATION, a Florida corporation (the "Company"), and GREGORY L. WILLIAMS (the "Employee").

                                    RECITALS:

         The Employee currently serves as the Executive Vice President and General Counsel of the Company, pursuant to the terms of that certain Employment Agreement, dated as of July 1, 1999, between the Employee and the Company (the "Prior Agreement"). From and after the Effective Date, the Prior Agreement will be superseded in its entirety by this Agreement.

         In entering into this Agreement, the Employee agrees to serve the Company during the Employment Term (as defined hereafter) in all respects in accordance with the provisions of this Agreement and the Company desires to provide the Employee with substantial incentives to serve the Company without distraction or concern over minimum compensation, benefits or tenure, to assist others in developing and implementing the Company's business plan and to assist others in their management responsibilities for the Company's future growth, development and maximization of the returns to the Company's stockholders.

         NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree with each other as follows:

1.       CERTAIN DEFINITIONS

         A. Certain Definitions. As used herein, the following terms have the meanings assigned to them below:

         "Acquiring Person" means any Person who or which, together with all Affiliates and Associates of such Person, is or are the Beneficial Owner(s) of a minimum of twenty five (25%) or more of the shares of Common Stock then outstanding, but does not include any Exempt Person; provided, however, that a Person shall not be or become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of a minimum of twenty five percent (25%) or more of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock or any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock shall become an Affiliate or Associate of such Person, unless, in either such case, such Person, together with all Affiliates and Associates of such Person, is not then the Beneficial Owner of a minimum of twenty five percent (25%) or more of the shares of Common Stock then outstanding.

         "Active Status" means the Employee's Employment status from the Effective Date to the Termination Date.

         "Accrued Obligations" means the sum of (i) the portion of the Base Salary to and including the Termination Date which has not yet been paid, (ii) any accrued but unpaid vacation pay, and (iii) unless the Employee has elected a different payout date in a prior deferral election, any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) to the extent not theretofore paid.

         "Affiliate" has the meaning ascribed to that term in Exchange Act Rule 12b-2.


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         "Annual Cash Bonus" is the cash bonus calculated pursuant to the methodology set forth in paragraph 4.B. and paid to Employee annually during the term of this Agreement.

         "Associate" means, with reference to any Person,

                  (a) any corporation, firm, partnership, association, unincorporated organization or other entity (other than the Company or a subsidiary of the Company) of which that Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 15% or more of any class of its equity securities,

                  (b) any trust or other estate in which that Person has a substantial beneficial interest or for or of which that Person serves as trustee or in a similar fiduciary capacity and

                  (c) any relative or spouse of that Person, or any relative of that spouse, who has the same home as that Person.

         "Base Salary" means the guaranteed minimum annual salary payable by the Company to the Employee pursuant to Section 4(A).

         "Beneficial Owner" a specified Person is deemed the "Beneficial Owner" of, and is deemed to "beneficially own," any securities.

                  (a) of which that Person or any of that Person's Associates or controlled Affiliates, directly or indirectly, is the "beneficial owner" (as determined pursuant to Exchange Act Rule 13d-3) or otherwise has the right to vote or dispose of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (a) as a result of an agreement, arrangement or understanding to vote that security if that agreement, arrangement or understanding: 1) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act (that is, the exclusions in these subparagraphs (a) and (b) give effect to the exemption for a proxy or consent solicitation in Exchange Act rule 14a-2(b) (2); and (2) is not then reportable by such Person on Exchange Act Schedule 13D (or any comparable or successor report);

                  (b) which that Person or any of that Person's Affiliates or Associates, directly or indirectly, has the right or obligation to acquire (provided that right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event) pursuant to any agreement, arrangement or understanding (whether or not in writing) or on the exercise of conversion rights, exchange rights, other rights, warrants or options, with an exercise price equal to or below the public trading price at the time of calculation; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by that Person or any of that Person's Affiliates or Associates until those tendered securities are accepted for purchase or exchange; or

                  (c) which are beneficially owned, directly or indirectly, by (1) any other Person (or any Affiliate or Associate thereof) with which the specified Person or any of the specified Person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, or holding with the right to vote or of voting (except pursuant to a revocable proxy or consent as described in the provisio to subparagraph (a) of this definition) or disposing of any voting securities of the Company or (2) any group (as that term is used in Exchange Act Rule 13d-5(b)) of which that specified Person is a member; provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such a Person's participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of that acquisition and the security has been placed in an investment account. For purposes of this Agreement, "voting" a security shall include voting, granting a proxy, acting by consent, making a request or demand relating to corporate action (including, without limitation, calling a stockholder


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meeting) or otherwise giving an authorization (within the meaning of Section
14(a) of the Exchange Act) in respect of such security.

         "Board" means herein the entire Board of Directors of the Company, except when less than the entire Board is specified herein.

         "Business Reason" for the Company's termination of the Employee's Employment means any reason other than Cause or Change of Control.

         "Business Reason Termination Payment" means an amount equal to three
(3) times sum of (i) the Employee's Base Salary as in effect immediately prior to the Termination Date, plus (ii) the Highest Annual Bonus.

         "Cause" for the Company's termination of the Employee's Employment means:

                  (a) the Employee's final conviction of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, which in the opinion of the Required Board Majority substantially impairs the Employee's ability to perform his duties and obligations to the Company; or

                  (b) the Employee has continued to engage in conduct which has caused demonstrable and serious injury to the Company after having been given written notice of such conduct by the Required Board Majority and an opportunity to cease such conduct in a reasonable period of time, which period shall not be less than ninety (90) days.

                  (c) Prior to a Change of Control, the Employee's breach of a material provision of this Agreement which he fails to make reasonable efforts to cure within ninety (90) days immediately following his receipt, prior to a Change of Control, of written notice of the breach from the Required Board Majority.

         "Change of Control" means the occurrence of any of the following events that occurs after the Effective Date:

                  (a)      any Person becomes an Acquiring Person;

                  (b) a merger of the Company with or into, or a sale by the Company of its properties and assets substantially as an entirety to, another Person occurs and, immediately after that occurrence, any Person, other than any Exempt Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of twenty five percent (25%), or more of the total voting power of the then outstanding Voting Shares of the Person surviving that transaction (in the case of a merger or consolidation) or the Person acquiring those properties and assets substantially as an entirety.

         "Change of Control Payment" means an amount equal to three (3) times sum of (i) the Employee's Base Salary as in effect immediately prior to the Termination Date, plus (ii) the Highest Annual Bonus.

         "Code" means the Internal Revenue Code of 1986.

         "Common Stock" means the common stock or any other voting securities of the Company.

         "Company" means

                  (a) Tropical Sportswear Int'l Corporation, a Florida corporation, and any successor thereto;

                  (b) any Person that assumes the obligations of "the Company" hereunder, by operation of law, pursuant to Section 7(I) or otherwise, including but not limited to Tropical Sportswear Int'l Corporation, a Florida corporation.

         "Compensation Plan" means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any subsidiary of the Company, or to which the


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Company or any subsidiary of the Company contributes, on behalf of any Executive
Officer or any member of the family of any Executive Officer,

                  (a)      including

                           (i) any "employee pension benefit plan" (as defined
in Section 3(2) of ERISA) or other "employee benefit plan" (as defined in
Section 3(3) of ERISA),

                           (ii) any other retirement and savings plan, including
any supplemental benefit arrangement relating to any plan intended to be qualified under Section 401 (a) of the Code or whose benefits are limited by the Code or ERISA,

                           (iii) any "employee welfare plan" (as defined in
Section 3(l) of ERISA),

                           (iv) any arrangement, plan, policy, practice or
program providing for severance pay, deferred compensation or insurance benefit,

                           (v) any Incentive Plan and

                           (vi) any arrangement, plan, policy, practice or
program

                                    (A) authorizing and providing for the
payment or reimbursement of expenses attributable to first-class air travel and first-class hotel occupancy while on travel or

                                    (B) providing for the payment of business
luncheon and country club dues, long-distance charges, mobile phone monthly air time or other recurring monthly charges or any other fringe benefit, allowance or accommodation of employment, but

                  (b) excluding any compensation arrangement, plan, policy, practice or program to the extent it provides for annual Base Salary or Annual Cash Bonus.

         "Compensation Year" means the fiscal year of the Company.

         "Confidential Information" means, with respect to the Company or any subsidiary of the Company, all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

         "CPI" means for any period the Consumer Price Index for All Urban Consumers--All Items Index for Tampa, Florida (or any substantially similar index published for the same area), as published by the United States Department of Labor, Bureau of Labor Statistics (or its successor) for that period.

         "Disability" of the Employee means the Employee has been determined (which determination shall be final and binding on all Persons, absent manifest error), as a result of a physical or mental illness or personal injury he has incurred (including illness or injury resulting from any substance abuse), by a Qualified Physician (who may be the doctor treating or otherwise acting as the Employee's doctor in connection with the illness or injury in question) selected by the Employee with the consent of the Company, or by the Company at its expense and with the consent of the Employee (which consent shall not be unreasonably withheld in either case), to be unable to perform, at the time of that determination and, in all reasonable medical likelihood, indefinitely thereafter, the normal duties then most recently assigned, under and in accordance with the terms hereof, to the Employee while on Active Status; provided that, the determination whether the Employee has incurred a Disability shall be made by a majority of three (3) Qualified Physicians,


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                  (a)      one (1) of whom shall be selected by the Employee,

                  (b)      one (1) of whom shall be selected by the Company and

                  (c) the remaining one (1) of whom shall be selected by the Qualified Physicians selected by the Employee and the Company pursuant to clauses (a) and (b) of this proviso and the fees and expenses of whom will be shared and paid in equal amounts by the Employee and the Company if:

                           (1)      (A) the Company has reasonably withheld its
consent to the Qualified Physician, if any, selected by the Employee or

                                    (B) the Employee has reasonably withheld his
consent to the Qualified Physician, if any, selected by the Company and

                           (2)      the Qualified Physicians selected by the
Employee and the Company disagree as to whether the Employee has incurred a Disability. For purposes of this definition, if the Employee is unable by reason of illness or injury to give an informed consent to the performance of the treatment of that illness or injury, a Qualified Physician selected by any Person who is authorized by applicable law to give that consent will be deemed to have been selected by the Employee.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "Employment" means the employment of the Employee by the Company or a subsidiary of the Company hereunder.

         "Employment Term" means the term of this Agreement, as provided in
Section 3 hereof.

         "Exchange Act" means the Securities Exchange Act of 1934.

         "Executive Officer" means any of the chairman of the board, the chief executive officer, the chief financial officer, the president or the general counsel of the Company.

         "Exempt Person" means

                  (a) (1) the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, and

                           (2) any Person organized, appointed or established by
the Company for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or any subsidiary of the Company and

                  (b) the Employee, any Affiliate or Associate of the Employee or any group (as that term is used in Exchange Act Rule 1 3d-5(b)) of which the Employee or any Affiliate or Associate of the Employee is a member.

                  (c) William C. Compton, any Affiliate or Associate of William C. Compton or any group (as that term is used in Exchange Act Rule 1 3d-5(b)) of which William C. Compton or any Affiliate or Associate of William C. Compton is a member.

                  (d) Michael Kagan, any Affiliate or Associate of Michael Kagan or any group (as that term is used in Exchange Act Rule 1 3d-5(b)) of which Michael Kagan or any Affiliate or Associate of Michael Kagan is a member.

                  (e) Accel, S.A. de C.V., any Affiliate or Associate of said Accel or any group (as that term is used in said rule) of which said Accel or any Affiliate or Associate of said Accel is a member.

         "Good Reason" for the Employee's termination of his Employment means any of the following that occurs before the Employee gives a Notice of Termination for Good Reason and which has not been cured by the Company reasonably promptly after receipt of such notice of Good Reason from the Employee; provided that any such cure that occurs after ninety (90) days of such notice shall not be considered reasonably prompt


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and any such cure that occurs within 90 days of such notice shall be considered reasonably prompt and provided further that if such cure occurs Employee shall not be required to give a subsequent notice if the same or a substantially similar Good Reason again occurs within one year of the occurrence giving rise to such cure:

                  (a) any violation or breach of any provision hereof in any material respect by the Company including but not limited to failure of the Company to comply with the provisions of paragraphs 3, 4,5, or 6 of this Agreement in any material respect; or

                  (b)      either

                           (1) a failure of the Company to continue in effect
for Employee any Compensation Plan in which the Employee was previously participating; or

                           (2) the taking of any action by the Company which
would materially and adversely affect the Employee's participation in or materially reduce the Employee's benefits under, any such Compensation Plan in effect as of the date of such action,

without, in each such case, providing a substantially equivalent substitute reasonably acceptable to Employee; or

                  (c) the assignment to the Employee of duties inconsistent in any material respect with the Employee's then current positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a material diminution in those positions, authority, duties or responsibilities or the taking of any action that is the equivalent of a constructive discharge.

         "Good Reason Payment" means an amount equal to three (3) times sum of
(i) the Employee's Base Salary as in effect immediately prior to the Termination Date, plus (ii) the Highest Annual Bonus.

         "Highest Annual Bonus" means the greater of Employee's highest Annual Cash Bonus, including any amount thereof that has been earned but deferred, during any of the last three (3) full fiscal years prior to the Termination Date, or the Employee's highest annual cash bonus during any thirty-six (36) month period of employment with the Company prior or subsequent to the Effective Date.

         "Incentive Plan" means any compensation arrangement, plan, policy, practice or program, other than the Annual Cash Bonus provision of this agreement set forth in paragraph 4 B, established, maintained or sponsored by the Company or any subsidiary of the Company, or to which the Company or any subsidiary of the Company contributes, on behalf of any Executive Officer and which provides for awards of securities or the phantom equivalent of securities, including any stock option, stock appreciation right and restricted stock plan, but excluding any plan intended to qualify as a plan under any one or more of Sections 401 (a), 401(k) or 423 of the Code.

         "Nonterminating Party" means the Employee or the Company, as the case may be, to which the Terminating Party delivers a Notice of Termination.

         "Notice of Termination" to or from the Employee means a written notice that:

                  (a) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's Employment, and if the Termination Date is other than the date of receipt of the notice,

                  (b)      sets forth that Termination Date.

         "Other Benefits" means any vested amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any Compensation Plan.

         "Person" means any natural person, sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture, estate, trust, union or employee organization or governmental authority.


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         "Publicly Traded" with respect to shares of stock of a company means traded on a national securities exchange or listed for quotation on NASDAQ.

         "Qualified Physician" means, in the case of any determination whether the Employee has sustained a Disability, a physician

                  (a) holding an M.D. degree from a medical school located in the United States,

                  (b) specializing and board certified in the treatment of the injury or illness that has or may have caused that Disability and

                  (c) having admission privileges to one or more hospitals located in Florida or in the state in which the Employee then is domiciled.

         "Required Board Majority" means at any time at least a sixty-six percent (66%) majority of the members of the Board voting at that time.

         "Securities Act" means the Securities Act of 1933.

         "Terminating Party" means the Employee or the Company, as the case may be, who or which terminates the Employee's Employment by means of a Notice of Termination.

         "Termination Date" means:

                  (a) if the Employee's Employment is terminated by reason of the Employee's death during the term of this Agreement or retirement at the age of 65, the date of that death or retirement;

                  (b) if the Employee's Employment is terminated by reason of either party giving a Notice of Termination following a Change of Control pursuant to Section 5(B)(ii), at least sixty (60) days from the Notice of Termination; provided that the Termination Date shall be no earlier than 275 days after the Change of Control and further provided that the Notice of Termination shall be no later than 365 days after the Change of Control.

                  (c) if the Employee's Employment is terminated by reason of the Employee's giving a Notice of Termination without Good Reason pursuant to
Section 5(B)(i)(d), the Termination Date shall be a date, designated by the Company, not sooner than the third business day after the Company receives the applicable Notice of Termination nor later than sixtieth (60th) day.

                  (d) if the Employee's Employment is terminated by reason of the Employee's disability the Termination Date shall be as specified in
Section 5(c).

                  (e) if the Employee's Employment is terminated by Employee for any other reason, the elapse of the sixtieth (60th) day after the Company receives the Notice of Termination;

                  (f) if the Employee's Employment is terminated by the Company for Cause, three business days from the date the Employee receives the Company's Notice of Termination for Cause;

                  (g) if the Employee's Employment is terminated by the Company for any other reason, the Termination Date shall be a date designated by the Company, not sooner than the third business day after the Employee received the applicable Notice of Termination nor later than the sixtieth (60th) day.

         "Trade Secret" means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Florida.


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         "Type I Cause" means Cause of the type referred to in clause (a) of the definition of Cause herein.

         "Type II Cause" means Cause of the type referred to in clause (b) of the definition of Cause herein.

         "Type III Cause" means Cause of the type referred to in clause (c) of the definition of Cause herein.

         "Voting" shall include, in respect of a security, voting, granting a proxy, acting by consent, making a request or demand relating to corporate action (including calling a stockholder meeting) or otherwise giving an authorization (within the meaning of Section 14 (a) of the Exchange Act) in respect of such security.

         "Voting Shares" means:

                  (a) in the case of any corporation, stock of that corporation of the class or classes having general voting power under ordinary circumstances to elect a majority of that corporation's board of directors; and

                  (b) in the case of any other entity, equity interests of the class or classes having general voting power under ordinary circumstances equivalent to the Voting Shares of a corporation.

         "Welfare Plans" means the welfare benefit plans, practices, policies and programs provided by the Company to its senior executive officers (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs).

         B.       Other Definitional Provisions.

                  (i) Except as otherwise specified herein, all references herein to any statute defined or referred to herein, including the Code, ERISA and the Exchange Act, shall be deemed references to that statute or any successor statute, as the same may have been or may be amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

                  (ii) When used in this Agreement, the words "herein," "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the word "Section" refers to a Section of this Agreement unless otherwise specified.

                  (iii) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes each other gender and the neuter.

                  (iv) The word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding such word, and the words "shall" and "will" are used interchangeably and have the same meaning.

2.       EMPLOYMENT

         A. On the terms and subject to the conditions hereinafter set forth, and beginning as of the Effective Date, the Company will employ the Employee as Executive Vice President and General Counsel of Company and the Employee will serve in the Company's employ in that position. The Employee shall report to the Chairman and Chief Executive Officer and shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company and corporations Affiliated with the Company as are commensurate and consistent with the employment as Executive Vice President and General Counsel of the Company. The Employee also shall have such additional powers, authority, functions, duties and responsibilities as may be assigned to him by the Chairman and Chief Executive Officer or the Board; provided that, without the Employee's written consent, such additional powers, authority, functions, duties and responsibilities shall not be inconsistent or interfere with, or detract from, those herein vested in, or otherwise then being performed for the Company by, the Employee.

         B. The Employee shall not, at any time during the Employment, engage in any other activities unless these activities do not interfere materially with the Employee's duties and responsibilities for the Company at that time, except that the Employee shall be entitled, in accordance with the provisions of Section 6 and subject to the provisions of Section 7:


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                  (a) to continue with such activities as the Employee has
carried on prior to the Effective Date, including making and managing his personal investments and participating in other business, church or civic activities provided that such activities do not include a Beneficial Ownership interest in a competitor, supplier or customer of the Company other than an investment in a Publicly Traded company of which Employee is not an employee, officer, director or partner that does not exceed 5% of the outstanding voting shares of voting stock;

                  (b) to serve on civic boards, non-profit boards, charitable boards or committees and trade associations or similar boards of committees; and

                  (c) to serve on for-profit business boards of directors if Employer's consent shall have been obtained, which consent shall not unreasonably be withheld.

3.       TERM OF EMPLOYMENT

         Subject to the provisions of Section 5, the term of the Employee's Employment shall be for a period of three (3) years commencing on the Effective Date. Beginning on the day after the Effective Date and on each day thereafter, the Employment Term shall automatically be renewed for an additional day without any further action by the Company or the Employee, it being the intention of the parties that from the Effective Date there shall be a continuously remaining term of three (3) years duration of the Employee's Employment. Subject to the provisions of Section 5, Employee shall be employed hereunder for the Employment Term. In the event that Employee's Employment hereunder shall not have otherwise been terminated, such Employment shall terminate at the end of the Compensation Year in which Employee reaches age 65.

4.       COMPENSATION

         A. Base Salary. A Base Salary shall be payable to the Employee by the Company as a guaranteed minimum annual amount hereunder for each Compensation Year during the period from the Effective Date to the Termination Date. That Base Salary shall be payable in the intervals consistent with the Company's normal payroll schedules (but in no event less frequently than semi-monthly), shall be payable initially at the annual rate of Four Hundred and Sixty-Five Thousand Dollars ($465,000.00) and shall be increased (but not decreased or adjusted other than as provided in Section 5) as follows:

                  (i) on the first and each subsequent anniversary of the Compensation Year, by the greater of the same percentage increase (if any) in the CPI for the twelve (12) month period immediately preceding such anniversary or such amount that the Compensation Committee of the Board shall determine.

                  (ii) if the Employee relocates from a state without a personal income tax at the time of his relocation to a state having a personal income tax, the Base Salary and Annual Cash Bonus in effect at the time of such relocation, shall immediately be increased by the amount equal to the Base Salary and Annual Cash Bonus immediately prior to this increase multiplied by seventy percent (70%) of the highest personal income tax rate of such state; for example, if the Employee relocates from a state without a personal income tax to a state having a personal income tax and the highest rate of that tax is six percent (6%) when the Base Salary is $465,000 and the Annual Cash Bonus is $465,000, then the Base Salary will be increased by $19,530 (computed at 70% x 6% x $465,000) and the Annual Cash Bonus will be increased by the same amount.

         B. Annual Cash Bonus. The Annual Cash Bonus shall be determined by the Compensation Committee of the Board no later than sixty (60) days after the end of the Compensation Year, but in no case prior to the completion of the certified audit. Any part of the Annual Cash Bonus not previously paid shall be paid to the Employee within sixty (60) days of the beginning of each Compensation Year. The Employee's target Annual Cash Bonus shall be one hundred percent (100%) of Base Salary; provided, however, that the Compensation Committee of the Board may award additional bonus exceeding the target Annual Cash Bonus.

         C. Other Compensation. To the extent authorized by the Compensation Committee of the Board, the Employee shall also be entitled to participate in any additional Compensation Plans from time to time in effect during the term of this Agreement. All awards to the Employee under all Incentive Plans shall take into account the Employee's position with and duties and responsibilities to the Company and its subsidiaries.

         D.       Certain Additional Payments by the Company.

                  (i) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4(D)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are due from or asserted against the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that the Employee shall be in the same after-tax position (taking into account all additional federal, state and local income, employment and excise taxes imposed on the Gross-Up Payment, as well as any related interest and penalties) as if Section 4999 of the Code did not exist.

                  (ii) Subject to the provisions of Section 4(D)(iii), all determinations required to be made under this Section 4(D), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm selected by the Employee and reasonably acceptable to the Company as may be designated by the Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is reasonably requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4(D), shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(D)(iii) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee .

                  (iii) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                           (a) give the Company any information reasonably
requested by the Company relating to such claim,

                           (b) take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (c) cooperate with the Company in good faith in order
effectively to contest such claim, and

                           (d) permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 4(D)(iii), the Company shall control all proceedings taken in connection with such contest (to the extent applicable to the Excise Tax and the Gross-Up Payment) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (iv) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 4(D)(iii), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 4(D)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 4(D)(iii), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.       TERMINATION, DISABILITY AND DEATH

         A.       Termination of Employment by the Company.

                  (i) The Company shall be entitled, if acting at the direction of the Required Board Majority, to terminate the Employee's Employment

                           (a) at any time for Cause,

                           (b) at any time for any Business Reason, or

                           (c) as a result of a Change of Control at any time
within three hundred and sixty-five (365) days immediately following said Change of Control.

         The Company's termination of the Employee's Employment for Cause will be effective on the date the Company delivers a Notice of Termination for Cause to the Employee pursuant to this Section, while the Company's termination of the Employee's Employment for a Business Reason will be effective not less than three (3) business days and not more than sixty (60) days from the date the Company delivers a Notice of Termination for a Business Reason to the Employee pursuant to this Section 5(A)(i). Between the time that the Company delivers a Notice of Termination for a Business Reason and the effective date of such termination, Employee shall continue to receive all of the payments and consideration provided for in the Agreement.

                  (ii) If the Company terminates the Employee's Employment for Cause, the Company promptly thereafter, and in any event within five (5) business days thereafter, shall pay the Employee, without right of set off, except for liquidated sums, or counterclaim, his Base Salary to and including the Termination Date and the amount of all compensation previously deferred by the Employee (together with any accrued interest or earnings thereon), in each case to the extent not theretofore paid, and, when that payment is made, the Company shall, notwithstanding Section 3, have no further or other obligations hereunder to the Employee.

                  (iii) If the Company terminates the Employee's Employment as a result of a Change of Control, by giving a Notice of Termination at any time within three hundred sixty-five (365) days after that Change of Control occurs, such termination shall be effective on the applicable Termination Date and the Company's obligations shall be as follows:

                           (a) the Company shall promptly thereafter, and in any
event within five (5) business days of the Termination Date, pay the Employee, without right of set off, his Accrued Obligations and the Change of Control Payment, in each case to the extent not theretofore paid, and

                           (b) the Company shall pay to the Employee the target
Annual Cash Bonus prorated through the Termination Date, and

                           (c) for three (3) years after Termination Date, or
such longer period as may be provided by the terms of the applicable Welfare Plan, the Company shall continue benefits to the Employee and/or his family at least equal to those which would have been provided to them in accordance with the Welfare Plans if the Employee's employment had not been terminated or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to other senior executive officers of the Company and their families, and

                           (d) to the extent not theretofore paid or provided,
the Company shall timely pay or provide to the Employee any Other Benefits.

                  (iv) If the Company terminates the Employee's Employment for a Business Reason at any time and Employee executes a general release of claims in a form acceptable to the Company:

                           (a) the Company shall promptly thereafter, and in any
event within five (5) business days of the Termination Date, pay the Employee, without right of set off, his Accrued Obligations and the Business Reason Termination Payment, in each case to the extent not theretofore paid; and

                           (b) the Company shall pay to the Employee the target
Annual Cash Bonus prorated through the Termination Date, and

                           (c) for three (3) years after Termination Date, or
such longer period as may be provided by the terms of the applicable Welfare Plan, the Company shall continue benefits to the Employee and/or his family at least equal to those which would have been provided to them in accordance with the Welfare Plans if the Employee's employment had not been terminated or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to other senior executive officers of the Company and their families, provided, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility;

                           (d) to the extent not theretofore paid or provided,
the Company shall timely pay or provide to the Employee any Other Benefits; and

                           (e) the Employee shall not be subject to the
Non-Compete paragraph 7(B), but shall be remain subject to the provisions of paragraphs 7(A) and 7(C).

         B.       Termination of Employment by the Employee.

                  (i) For Good Reason. Subject to the provision for cure described in the definition of the term "Good Reason", the Employee shall be entitled to terminate his Employment for a Good Reason at any time within one hundred eighty (180) days after the facts or circumstances constituting that Good Reason first exist and are known to the Employee, provided that at least ninety (90) days prior to such Termination the Employee has notified Employer that Employee believes that Good Reason exists and sets forth in reasonable detail the basis therefor and, at the time of any Notice of Termination therefor Good Reason continues to exist. Such termination for Good Reason shall be effective on the applicable Termination Date. In the event that the Employee terminates his Employment for Good Reason at any time and Employee executes a general release of claims in a form acceptable to the Company:

                           (a) the Company shall promptly thereafter, and in any
event within five (5) business days of the Termination Date, pay the Employee, without right of set off, his Accrued Obligations and the Good Reason Payment, in each case to the extent not theretofore paid, and

                           (b) the Company shall pay to the Employee the target
Annual Cash Bonus prorated through the Termination Date, and

                           (c) for three (3) years after Termination Date, or
such longer period as may be provided by the terms of the applicable Welfare Plan, the Company shall continue benefits to the Employee and/or his family at least equal to those which would have been provided to them in accordance with the Welfare Plans if the Employee's employment had not been terminated or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to other senior executive officers of the Company and their families, provided, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and

                           (d) to the extent not theretofore paid or provided,
the Company shall timely pay or provide to the Employee any Other Benefits.

                  (ii) Change of Control. The Employee shall be entitled to terminate the Employment as a result of a Change of Control, by giving a Notice of Termination at any time within three hundred sixty-five (365) days after that Change of Control occurs. Such termination shall be effective on the applicable Termination Date. If the Employee terminates his Employment by reason of a Change of Control:

                           (a) the Company shall promptly thereafter, and in any
event within five (5) business days of the Termination Date, pay the Employee, without right of set off, his Accrued Obligations and the Change of Control Payment, in each case to the extent not theretofore paid, and

                           (b) the Company shall pay to the Employee the target
Annual Cash Bonus prorated through the Termination Date, and

                           (c) for three (3) years after Termination Date, or
such longer period as may be provided by the terms of the applicable Welfare Plan, the Company shall continue benefits to the Employee and/or his family at least equal to those which would have been provided to them in accordance with the Welfare Plans if the Employee's employment had not been terminated or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to other senior executive officers of the Company and their families, provided, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and

                           (d) to the extent not theretofore paid or provided,
the Company shall timely pay or provide to the Employee any Other Benefits.

                  (iii) Without Good Reason. The Employee's termination of his Employment without Good Reason and other than for Disability will be effective on the applicable Termination Date. If the Employee terminates his Employment Without Good Reason and other than for Disability, the Company shall pay to the Employee, in a cash lump sum within five (5) business days after the Termination Date, the amount equal to his Accrued Obligations and, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee any Other Benefits.

         C. Termination by Reason of Disability. During the term of this Agreement and the period following Termination of this Agreement (for any cause whatsoever other than Type I cause), (the "policy period") the Company shall maintain, at its expense and at the current expense level, the individual, long-term non-cancelable guaranteed renewal individual disability plan now in place, until such time, not to exceed three (3) years, as Employee has commenced to have earned annual income in excess of 50% of his most recent Base Salary. In the event the Employee retires while in the employ of the Company, the Company shall maintain at its expense but at the current level of premium payments, an individual, long-term non-cancelable guaranteed renewal individual disability plan for a period of three (3) years from the date of retirement. If after retirement, the policy premium exceeds the level of the premium on the retirement date the Employee shall pay the difference. If the Employee incurs any Disability during the policy period, either the Employee or the Company may terminate the Employee's Employment. If the Employee's employment is terminated by either the Company or the Employee by reason of the Employee's Disability, the Company shall ensure that a disability insurance company pays to the Employee, or, if the disability insurer does not make payment for any reason, the Company shall pay to the Employee, for each month until the Employee's sixty-fifth (65th) birthday, a monthly amount equal to sixty percent (60%) of the Employee's monthly Base Salary as paid during the Compensation Year during which the termination occurs. If the Employee's Employment is terminated by reason of the Employee's Disability and Notice of Termination of such, the Termination Date shall be the date set in such notice. If the Employee's Employment is terminated by reason of the Employee's Disability, the Employee shall not be subject to the Non-Compete paragraph 7(B), but shall be remain subject to the provisions of paragraph 7(A) and 7(C).

         D. Termination of Employment by Death. Upon the death of the Employee, the Employment will be terminated on the applicable Termination Date. If the Employee's Employment is terminated by reason of the Employee's death, the Company shall pay to the Person the Employee has designated in a written notice delivered to the Company as his beneficiary entitled to such payment, if any, or to the Employee's estate, as applicable, in a cash lump sum within thirty (30) days after the Termination Date, the amount equal to his Accrued Obligations.

         E. Return of Property. On termination of the Employee's Employment, however brought about, the Employee (or his representatives) shall promptly deliver and return to the Company all the Company's property that is in the possession or under the control of the Employee.

         F. Stock Options. Notwithstanding any provision of this Agreement to the contrary:

                  (i) except in the case of a termination of the Employee's Employment for Cause, as described in sub paragraphs (a) and (b) of the Cause definition, all stock options previously granted to the Employee under Incentive Plans that have not been exercised and are outstanding as of the time immediately prior to the Termination Date shall, notwithstanding any contrary provision of any applicable Incentive Plan, remain outstanding (and continue to become exercisable pursuant to their respective terms) until exercised or the expiration of their term, whichever is earlier; and

                  (ii) in the case of a termination of the Employee's Employment for Cause, as described in sub paragraphs (a) and (b) of the Cause definition, all stock options previously granted to Employee under Incentive Plans that have not been exercised and are outstanding as of the time immediately prior to the Termination Date shall, notwithstanding any contrary provision of any applicable Incentive Plan, remain outstanding and continue to be exercisable until exercised or the date that is ten (10) days after the Termination Date or the expiration of their term, whichever is earlier.

         Notwithstanding any provision of this Agreement to the contrary, for purposes of all Incentive Plans, the term "Cause" shall mean Cause (subparagraphs (a) and (b)) as defined herein.

6.       OTHER EMPLOYEE RIGHTS

         A. Paid Vacation; Holidays. The Employee shall be entitled to not less than four (4) weeks of annual vacation and all legal holidays during which times his applicable compensation shall be paid in full.

         B. Fringe Benefits. During the term of this Agreement, the Employee is entitled to the same level of "grossed up" fringe benefits previously and currently provided to Employee by the Company including but not limited to a company car and cellular telephone for business and personal use, country club dues for one (1) club, health insurance, dental insurance, disability insurance, and life insurance; provided further that the Company shall provide a life insurance coverage to Employee that pays a benefit to Employee's specified beneficiary of at least Two Million Dollars ($2 million).

         C. Business Expenses. The Employee is authorized to incur, and will be entitled to receive prompt reimbursement for, all reasonable expenses incurred by the Employee in performing his duties and carrying out his responsibilities hereunder, including first class air fare and hotels, business meal, entertainment and travel expenses, provided that the Employee complies with the applicable policies, practices and procedures of the Company relating to the submission of expense reports, receipts or similar documentation of those expenses. The Company shall either pay directly or promptly reimburse the Employee for such expenses not more than twenty (20) days after the submission to the Company by the Employee from time to time of an itemized accounting of such expenditures for which direct payment or reimbursement is sought. Unpaid reimbursements after such 20-day period shall accrue interest in accordance with Section 7(K). The Company shall continue to reimburse Employee for continuing legal education ("CLE") expenses sufficient to allow him to maintain his license to practice law and shall reimburse him for reasonable malpractice insurance premiums.

         D. Support. During the Employment, the Employee shall be provided by the Company with office space, furnishings, and facilities, reserved parking, secretarial and administrative assistance, supplies and other support equipment (including a computer, facsimile machine and photocopier).

         E. No Forced Relocation. The Employee shall not be required to move Employee's principal place of residence from the central Florida area or to perform regular duties that could reasonably be expected to require either such move against his wish or to spend amounts of time each week outside the central Florida area which are unreasonable in relation to the duties and responsibilities of the Employee hereunder , and the Company agrees that, if it requests the Employee to make such a move and the Employee declines that request,

                  (i) that declination shall not constitute any basis for a determination that Type II Cause exists and

                  (ii) no animosity or prejudice will be held against Employee.

         F. Home Office. To the extent that Employee performs his duties and responsibilities out of his home office, Employee shall continue to receive support and reimbursement for the costs of such home office, including any required computer equipment, telephone and related supplies.

         G. Outside Interests. It is understood that Employee has (and may have additional future) ownership interest in other businesses and that such interests require attention during normal business hours. Employee shall be entitled to attend to such interests on one business day per week, in the Employee's discretion. The fact that Employee receives compensation from such businesses (in the form of wages or otherwise) is hereby acknowledged by the parties. It is also agreed that Employee may continue to be nominally employed by Mechanic, Nuccio, Bentley, Williams, Hearne & Wester, P.A. for purposes of a transition period, if such continuing employment is the most cost effective way to effectuate malpractice insurance "tail coverage" and it is otherwise acceptable to the law firm.

7.       GENERAL PROVISIONS

         A. Confidentiality. Employee understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Employee's own use. Accordingly, Employee hereby agrees that Employee shall not, directly or indirectly, at any time during his employment with the Company, or for five (5) years after this Agreement or his employment terminates for any reason, reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Employee shall not, directly or indirectly, at any time during his employment with the Company, or for five (5) years after this Agreement or his employment terminates for any reason, use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement or Employee's employment terminates for any reason, Employee shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Employee's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. The provisions of this
Section 7(A) shall survive the expiration or other termination of this Agreement

         B. Non-Competition. The Employee agrees that, except as otherwise provided herein, during the Employment and for a period of two (2) years after the applicable Termination Date Employee will not directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any impermissible financial interest in any business that is engaged in the merchandising, manufacturing, distribution or marketing of men's casual pants, shorts or jeans (a "competing business") within the territory consisting of The United States of America, the United Kingdom and Australia. For purpose of this Agreement, the Employee shall not be deemed to be engaged in a competing business if Employee is employed by a division or subsidiary or similar business unit of a company or other business entity that would otherwise be deemed a competing business so long as the division, subsidiary or similar business unit by which the Employee is employed is accounted for as a separate profit center and does not engage in a competing business, and Employee's ownership interest, if any, is not an impermissible financial interest. For purposes of this Agreement, the Employee shall be deemed to be engaged in a competing business if Employee is an employee, officer, director, partner or consultant of such competing business or has an impermissible financial interest therein. For purposes of this Agreement, the Employee shall be deemed to have an impermissible financial interest in competing business if Employee is a partner or shareholder directly or indirectly, therein, except as provided hereafter. Employee shall not be deemed to have an impermissible financial interest in any competing publicly traded or privately held business so long as Employee owns less than five percent (5%) of any class of securities of such publicly traded or privately held company and is not an officer, director, partner, employee or consultant thereto, except as to holding an office or being an employee, as otherwise provided in the "employed by a division . . ." sentence above. The provisions of this Section 7(B) shall survive the expiration or other termination of this Agreement, except for a termination for Disability as set forth in Section 5(C) or a termination for a Business Reason as set forth in
Section 5(A)(iv).

         C. Non-Solicitation. The Employee agrees that during the Employment and for a period of two (2) years after the Date of Termination, Employee shall not employ any person who was employed by the Company or any of its controlled Affiliates on the Termination Date, or induce such Person to accept employment other than with the Company or its subsidiaries. The provisions of this Section 7(C) shall survive the expiration or other termination of this Agreement.

         D. The Employee recognizes that a breach of his obligations under paragraphs (A) through (C) above would cause irreparable harm to the Company and, provided that as a pre-condition the Company has previously tendered all sums that are due and payable to the Employee under the terms of this Agreement, the Company shall be entitled to preliminary and permanent injunctions enjoining violations as a non-exclusive remedy.

         E. Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held or found by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect,

                  (i) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement,

                  (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein (except that this clause (ii) shall not prohibit any modification allowed under Section 7(B)) and

                  (iii) if the effect of a holding or finding that any such provision is invalid, illegal or unenforceable is to modify to the Employee's detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to the Employee intended by the Company and Employee in entering into this Agreement, the Company shall, within thirty (30) days after the date of such finding or holding, negotiate and expeditiously enter into an agreement with the Employee which contains alternative provisions (reasonably acceptable to the Employee and the Company) that will restore to the Employee (to the extent lawfully permissible) substantially the same economic, substantive and income tax benefits and legal rights the Employee would have enjoyed had such provision been upheld as legal, valid and enforceable; and

                  (iv) if any provision of this Agreement or portion hereof is so broad, in scope or duration, as to be unenforceable, such provision or portions thereof shall be modified or interpreted to be only so broad as to be legal, valid and enforceable to the maximum extent legally permissible.

         F. Nonexclusivity of Rights. Nothing herein shall prevent or limit the Employee's continuing or future participation in any Compensation Plan or, subject to Section 9(N), limit or otherwise affect such rights as the Employee may have under any other contract or agreement with the Company. Vested benefits and other amounts to which the Employee is or becomes entitled to receive under any Compensation Plan on or after the Termination Date shall be payable in accordance with that Compensation Plan, except as expressly modified hereby.

         G. Full Settlement. The Company's obligations to make the payments provided for in, and otherwise to perform its undertakings in, this Agreement shall not be affected by any right of set-off (other than as to liquidated amounts), counterclaim, recoupment, defense or other action, claim or right the Company may have against the Employee or others. Except as stated in Section 5(C), in no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any provision hereof, and those amounts shall not be reduced, regardless of whether the Employee obtains other employment or becomes self-employed.

         H. Judicial Review. Any determination as to the existence of Cause by the Board or Required Board Majority is reviewable by the trier of fact to determine whether such determination was made in good faith versus bad faith and whether such determination was reasonable versus arbitrary or capricious.

         I.       Successors.

                  (i) This Agreement is personal to the Employee and, without the prior written consent of the Company, is not assignable or delegable by the Employee otherwise than by transfer of rights by will or the laws of descent and distribution.

                  (ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and this Agreement shall inure to the benefit and be enforceable by the Employee's legal representatives acting in their capacities as such pursuant to applicable law.

                  (iii) The Company shall require any successor (direct or indirect and whether by purchase, merger, consolidation, share exchange or otherwise) to the business, properties and assets of the Company substantially as an entirety expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would have been required to perform it had no such succession taken place.

         J. Amendments; Waivers. This Agreement may not be amended or modified except by a written agreement executed and delivered by the parties hereto or their respective successors or legal representatives acting in their capacities as such pursuant to applicable law.

         K. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the appropriate Person at the address of such Person get forth below (or at such other address as such Person may designate by written notice to each other party in accordance herewith):

                  (i)      if to the Employee, addressed as follows:

                                    Gregory L. Williams
                                    3108 Prospect Road
                                    Tampa, FL  33629


                                    and


                  (ii)     if to the Company, addressed as follows:

                                    Tropical Sportswear Int'l Corporation
                                    4902 West Waters Avenue
                                    Tampa, FL 33634
                                    Attn:  Christopher B. Munday

                                    In the case of any Notice of Termination or of Good Reason, with copies to each member of the Board.

         L. No Waiver. The failure of the Company or the Employee to insist on strict compliance with any provision of, or to assert any right under, this Agreement (including the right of the Employee or the right of the Company to terminate the Employment for Good Reason or by reason of a Change of Control pursuant to Section, 5(B)(i)) shall not be deemed a waiver of that provision or of any other provision of or right under this Agreement.

         M. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without reference to any principles of conflicts of laws.

         N. Jurisdiction and Venue. The Company and the Employee irrevocably consents with respect to any action, suit or other legal proceeding pertaining directly to this Agreement or to the interpretation or enforcement of any of the Company's or the Employee's right hereunder to service of process in the State of Florida and hereby waives any right to contest or oppose receipt of such service of process in Florida provided such Person actually received such process by mail or electronic communication. The Company and the Employee irrevocably

                  (i) agrees that any such action, suit or other legal proceeding may be brought in Hillsborough County, Florida; and

                  (ii) consents to the jurisdiction of any appropriate court in such county in any such action, suit or other legal proceeding and

                  (iii) waives any objection it may have to the laying of venue of any such action, suit or other legal proceeding in any of such courts and

         O. Headings. The headings of Sections and subsections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         P. Interest. If any amounts required to be paid or reimbursed to the Employee hereunder are not so paid or reimbursed at the times provided herein (including amounts required to be paid by the Company pursuant to Sections 6 and 10, those amounts shall accrue interest compounded daily at the annual percentage rate which is one and one half percentage points (1.5%) above the interest rate announced by Bank of America, Tampa, Florida (or its successor) from time to time, as its Base Rate (or prime lending rate), from the date those amounts were required to have been paid or reimbursed to the Employee until those amounts are finally and fully paid or reimbursed; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

         Q. Publicity. The Company agrees with the Employee that, except to the extent required by law or legal process (including reporting and public disclosure contemplated under the Exchange Act and the Securities Act) and any other law giving any Person a private right of action or suit, neither the Company nor the Employee will not make or publish, without the prior written consent of the other, any written or oral statement concerning the terms of the Employee's employment relationship with the Company and will not, if a Notice of Termination is given by either the Company or the Employee for any reason, publish or cause to be published any statement concerning the Company's relationship with the Employee or the Employee's relationship with the Company, including Employee's work-related performance or the reasons or basis for the giving of that Notice of Termination.

         R. Tax Withholding. Notwithstanding any other provision hereof, the Company may withhold from amounts payable hereunder all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

         S. Entire Agreement. The Company and the Employee agree that this Agreement supersedes all prior written and oral agreements between them with respect to the employment of the Employee by the Company, including without limitation the Prior Agreement, but has no effect on any Compensation Plan in which the Employee was participating prior to the Effective Date; provided, however, that if this Agreement is declared invalid or unenforceable for any reason, then the Prior Agreement shall not be deemed to be superseded and its terms and provisions shall be binding and enforceable.

8.       COSTS OF ENFORCEMENT

         In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, the Employee shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys' fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings. The Employee shall also be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder. Such payments shall be made within five (5) business days after delivery of the Employee's respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

9.       INDEMNIFICATION

         The Employee shall be indemnified by the Company to the maximum extent permitted by the law of Florida, the state of the Company's incorporation, and the law of the state of incorporation of any subsidiary of the Company of which the Employee is a director or an officer or employee, as the same may be in effect from time to time.

10.      DISCLOSURE

         The parties acknowledge that neither Gregory L. Williams nor any other attorney with the law firm of Mechanic, Nuccio, Bentley, Williams, Hearne & Wester, P.A. has provided legal advice to the Company in connection with this Agreement. The Employee has advised the Board of Employer that Employee has a conflict and cannot give advice to the Board relative to this or substantially similar employment contracts and the Board should not rely on the advice of the Employee with regard to this or substantially similar agreements with senior executives. Moreover, the Company acknowledges that the terms of this Agreement are fair and reasonable and the Company has been given reasonable opportunity to seek the advice of independent counsel and has sought and obtained such advice. The Company acknowledges that it has not relied upon the legal advice of the Employee in agreeing to this or substantially similar agreements with senior executives.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year indicated above.


                                       TROPICAL SPORTSWEAR INT'L CORPORATION

                                       By: /s/ William W. Compton
                                          --------------------------------------
                                       Its: Chief Executive Officer
                                           -------------------------------------

                                       EMPLOYEE


                                       /s/ Gregory L. Williams
                                       -----------------------------------------
                                       Gregory L. Williams

                                       Employee's Permanent Address:


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